UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2014

EMCORE CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-36632	22-2746503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2015 Chestnut Street, Alhambra, California	91803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 293-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer and Director

On December 11, 2014, EMCORE Corporation (the “Company”) announced that it had hired Mr. Jeffrey Rittichier as its Chief Executive Officer, effective January 3, 2015, and appointed him as a Class B director of the Company, effective January 5, 2015.  The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Rittichier pursuant to which Mr. Rittichier will be employed by the Company on an “at-will” basis and will be entitled to an annual base salary of $325,000, a target annual cash bonus of 80% of his base salary, a grant of 300,000 restricted stock units in respect of the Company’s common stock (one quarter of which will vest upon grant and the remainder of which will vest in three equal annual installments subject generally to continued employment), the Company’s standard benefits for executive employees, and, subject to execution of a release of claims against the Company and compliance with certain confidentiality, nondisclosure, nonsolicitation and other restrictive covenants, severance upon a termination of employment without cause or for good reason (as those terms are defined in the agreement) consisting of continued payment of his base salary for one year, payment of his target annual bonus for the year of termination and, for up to 18 months, continued payment of the employer portion of any continuing medical coverage.

Since August 2009, Mr. Rittichier, age 55, has served as president and chief executive officer of Nanostatics Corporation, a producer of nanofiber technology.  Prior to that, from November 2007 to April 2009, he served as President and Chief Operating Officer of Epik Energy Solutions, L.L.C., a joint venture of Royal Dutch Shell and NanoDynamics, Inc., focused on commercializing nanotechnology for the energy and petroleum industries.

The Employment Agreement with Mr. Rittichier is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to such exhibit.

The Company’s existing Chief Executive Officer, Dr. Hong Q. Hou, will terminate employment with and service as a director of the Company at the end of the day on January 2, 2015, all in accordance with the terms of the previously disclosed Separation Agreement and General Release between him and the Company, dated September 17, 2014.

Departure of Chief Administrative Officer and General Counsel

On December 11, 2014, the Company announced that Ms. Monica Van Berkel, its Chief Administration Officer, and Mr. Alfredo Gomez, its General Counsel (collectively, the “Executives”), will terminate employment with the Company, effective January 2, 2015 in the case of Ms. Van Berkel and, in the case of Mr. Gomez, effective the later of February 13, 2015 or the date which is 10 business days following notice to Mr. Gomez that the Company has hired a new in-house counsel.  On December 10, 2014, the Company also entered into a Separation Agreement and General Release with each of the Executives (collectively, the “Separation Agreements”).  Pursuant to the Separation Agreements, the Executives will continue to receive their existing compensation and benefits until their respective employment termination dates, at which time they will receive the severance payable to them under their pre-existing employment agreements by reason of a termination without cause or for good reason (as those terms are defined in such agreements), subject to their execution of a release of claims against the Company and compliance with the confidentiality, nondisclosure, nonsolicitation and other restrictive covenants set out in the respective employment agreements.

The Separation Agreements for Ms. Van Berkel and Mr. Gomez are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.  The foregoing description of the Separation Agreements is qualified in its entirety by reference to such exhibits.

Director Resignations

On December 10, 2014, Dr. James Tegnelia notified the Company that he will not stand for re-election as a director of the Company at the Company’s 2015 annual meeting of shareholders, at which time his term of office will be completed. In addition, on December 10, 2014, Mr. Sherman McCorkle notified the Company that he will resign as a director at the Company’s 2015 annual meeting of shareholders.

Item 7.01              Regulation FD Disclosure.

On December 11, 2014, the Company issued a press release announcing that the Company had hired a new Chief Executive Officer and had entered into the Separation Agreements as described in item 5.02 above. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated December 10, 2014, by and between EMCORE Corporation and Jeffrey Rittichier

10.2	Separation Agreement and General Release, dated December 10, 2014, by and between EMCORE Corporation and Monica Van Berkel

10.3	Separation Agreement and General Release, dated December 10, 2014, by and between EMCORE Corporation and Alfredo Gomez

99.1	Press Release, dated December 11, 2014, issued by EMCORE Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION

Dated: December 11, 2014	By:	/s/ Alfredo Gomez
	Name:	Alfredo Gomez
	Title:	General Counsel and Secretary